EXHIBIT 99.1

[SAFLINK LETTERHEAD]

VIA CERTIFIED MAIL

RETURN RECEIPT REQUESTED

July 13, 2004

Dear [Warrant Holder]:

The purpose of this letter is to formally offer you the opportunity to exercise your current warrants to purchase securities of SAFLINK Corporation (the “Company”) for cash at a reduced exercise price of $2.50 per share. This offer expires in five (5) days, on July 20, 2004, at 5:00 p.m. Seattle time (the “Deadline”) and is subject to the following conditions:

•	Your execution and return to us of the attached Amendment to Warrant and Warrant Exercise Form;

•	Your return to us of the original warrants you are exercising;

•	Your proper completion and execution and return to us of the enclosed Internal Revenue Service Form W-9; and

•	Your wire transfer of the exercise price for the warrants you are exercising to an escrow account at US Bank (wire transfer information is attached) (all exercises pursuant to this offer must be made in cash or immediately available funds).

We must receive the above documents, and US Bank must receive your wire transfer, before the Deadline. Please fax the executed documents underneath the attached fax cover sheet and return the originals to us in the enclosed pre-addressed, stamped envelope. The Company reserves the right to withdraw or modify this offer to comply with any applicable rule or regulation, provided that it must first give notice to the warrant holders who have elected to exercise.

Your election to exercise is irrevocable, but will not become upon effective (and US Bank will not release the funds to us) until the effective time of the proposed merger (the “Merger”) of Spartan Acquisition Corporation, a wholly owned subsidiary of the Company (“Merger Sub”) with and into SSP Solutions, Inc. (“SSP”), pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of March 22, 2004, by and among the Company, Merger Sub and SSP (the “Merger Agreement”). If the Merger Agreement is terminated, then US Bank will return your funds to you, with any accrued interest. Promptly following the closing of the Merger, the Company will deliver to you the shares of capital stock issuable upon exercise of your warrants.

If you would like more information about the Company, you can access our documents filed with the Securities and Exchange Commission at http://www.sec.gov.

If you have any questions regarding the foregoing, please feel free to call me at (425) 278-1267, or Mike Hutchings, our legal counsel, at (206) 839-4824.

Sincerely,

Jon C. Engman

Chief Financial Officer

FORM

AMENDMENT TO WARRANT(S)

OF

SAFLINK CORPORATION

Date of Amendment: July 20, 2004

This Amendment to Warrant(s) of SAFLINK Corporation (this “Amendment”) amends any of the following warrants of SAFLINK Corporation (the “Company”) held by the undersigned (the “Holder”) to the extent such warrants are exercised in cash before 5:00 pm Seattle time on July 20, 2004 (the “Deadline”): (i) Series A Warrant, dated June 5, 2001; (ii) Series C Warrant, dated January 8, 2002; (iii) Warrant to Purchase Common Stock, dated June 28, 2002, or (iv) Warrant to Purchase Common Stock, dated November 27, 2002 (each a “Warrant” or the “Warrants”).

WHEREAS, the Warrant entitles the Holder to subscribe for and purchase, until the respective expiration date or expiration time of the Warrant, of up to the number of shares referenced in the Holder’s Warrant of the duly authorized, validly issued, fully paid and non-assessable Common Stock of the Company; and

WHEREAS, on July 13, 2004, the Company offered to reduce the “Exercise Price” or “Warrant Price,” as the case may be (the “Exercise Price”), under the Warrant in exchange for Holder’s agreement to exercise the Warrant for cash effective as of the effective time of the merger (the “Merger”) of Spartan Acquisition Corporation, a wholly owned subsidiary of the Company (“Merger Sub”), with and into SSP Solutions, Inc. (“SSP”) pursuant to the terms and conditions of that certain Agreement and Plan of Merger and Reorganization, dated as of March 22, 2004, by and among the Company, Merger Sub and SSP; and

WHEREAS, the Holder has elected to accept the Company’s offer by executing and delivering this Amendment and the other documents required to be executed by the Company in connection with such offer; and

WHEREAS, the Warrant may be amended by a written instrument signed by the Company and the Holder; NOW THEREFORE:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. All capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the applicable Warrant.

2. Until the Deadline, the Exercise Price under the Warrant for a cash exercise shall be U.S. $2.50, as such price may be adjusted from time to time as shall result from the adjustments specified in the applicable Warrant. In the event that the Warrant is not exercised by the Holder in cash before the Deadline for any number of Warrant Shares or Warrant Stock, as applicable, represented by the Warrant, notwithstanding anything to the contrary contained herein or in the Warrant, the amendment set forth in this paragraph 2 shall be null and void with respect to such unexercised warrants, and the Exercise Price for such Warrant Shares or Warrant Stock, as the case may be, shall be determined as if this Amendment was never executed and delivered.

3. Except as amended by, and set forth within, this Amendment, the terms and conditions of the Warrant shall remain in full force and effect.

4. This Amendment may be executed in two counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment. This Amendment shall be governed by and construed in accordance with the laws of the State by which the applicable Warrant is governed, without regard to principles of conflicts of law thereof. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

5. Notwithstanding anything to the contrary contained in the Warrant, the Warrant may be exercised in full before the Deadline, but the exercise of the Warrant is effective as of, and conditioned upon, the effective time of the Merger. If the Merger is not consummated for any reason, this Amendment shall be null and void and the terms and conditions of the Warrant shall remain in full force and effect as if this Amendment was never executed and delivered.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Warrant(s) of SAFLINK Corporation to be duly executed by their respective authorized persons as of the date first indicated above.

SAFLINK CORPORATION

By:
Name:
Title:

HOLDER:

By:
Name:
Title: